Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-4 of Sanofi-Synthélabo of our report dated February 18, 2003, except for Note F as to which the date is June 23, 2003, relating to the consolidated financial statements of Sanofi-Synthélabo, which appear in its Annual Report on Form 20-F for the year ended December 31, 2002. We also consent to the reference to us under the headings “Summary Selected Historical Consolidated Financial Data of Sanofi-Synthélabo” and “Experts” in such Registration Statement.

PricewaterhouseCoopers Audit

/s/ JACQUES DENIZEAU	/s/ JEAN-CHRISTOPHE GEORGHIOU

Represented by Jacques Denizeau and Jean-Christophe Georghiou

Paris, France

March 12, 2004